Exhibit 99.1

ISTA Pharmaceuticals Reports Second Quarter 2008 Financial Results

IRVINE, Calif., August 7/PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today reported financial results for the three months ended June 30, 2008. ISTA reported net revenue of $17.8 million for the quarter ended June 30, 2008, a 31% increase over the same quarter of 2007. The net loss for the second quarter ended June 30, 2008, was $8.5 million (or $0.26 per share), as compared with a net loss of $8.7 million (or $0.32 per share) for the same period in 2007.

“Xibrom sales continued to grow strongly during the second quarter. As our commercial business grows, ISTA’s presence in the ophthalmic community is further enhanced and physicians are excited about the products we plan to bring to them in the coming years,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “With regard to our R&D pipeline, we have made solid progress over the past few months and have a number of upcoming catalysts. We expect to file the Bepreve NDA in the second half of this year, as we’ve successfully completed the human ocular safety studies. We also recently completed enrollment of two Phase III studies which will support an early 2009 sNDA filing for Xibrom 0.09% as a once-daily treatment for pain and inflammation associated with cataract surgery. In addition, we are working towards completing the additional T-Pred work required by the FDA for the testing of tobramycin and the pK study on the prednisolone component of the formulation. We expect to complete these additional T-Pred studies late this year or early 2009. Finally, we expect to announce in the second half of 2008 top-line data results from our additional ecabet sodium Phase II study that we initiated earlier this year.”

Net Revenue

(in millions, except percentage data)

	Quarter- Ended June 30, 2008	Quarter- Ended June 30, 2007	% Change
Xibrom	$13.6	$9.7	40%
Istalol	2.8	2.5	12%
Vitrase	1.3	1.3	0%
Other	0.1	0.1	0%
Total Net Revenue	$17.8	$13.6	31%

Second Quarter Operating Details

Gross margin for the second quarter ended June 30, 2008 was 73% (or $13.0 million), as compared to 73% (or $9.9 million) for the same period in 2007.

Research and development expenses for the second quarter ended June 30, 2008 were $7.5 million, as compared to $6.0 million during the same period of 2007. The increase in research and development expenses for 2008 was primarily the result of an increase in clinical development costs, which include clinical investigator fees, study monitoring costs, and data management costs, primarily related to the Company’s key products and product candidates: Xibrom, Bepreve and T-Pred. Stock-based compensation expenses included in research and development expenses for both the second quarter ended June 30, 2008 and the second quarter ended June 30, 2007 were $0.2 million.

Selling, general, and administrative expenses for the second quarter June 30, 2008 were $13.3 million, as compared to $12.0 million for the corresponding period in 2007. The 2008 increase primarily resulted from higher sales and marketing expenses associated with the expansion of ISTA’s sales force in the first quarter of 2008 and an increase in corporate legal expense. Stock-based compensation expenses included in selling, general and administrative expenses for the second quarter ended June 30, 2008, were $0.8 million, as compared to $0.6 million in the second quarter of 2007.

At June 30, 2008, ISTA had cash and short-term investments of $21.8 million and long-term investments in auction rate securities of $4.4 million.

At June 30, 2008, ISTA reclassified the indebtedness under its convertible notes from a long term liability to a current liability as a result of the note holders right to require the Company to redeem the principal amount of the convertible notes at anytime on or after June 22, 2009.

Reconfirming 2008 Financial Outlook

•	We continue to expect our full-year 2008 net revenue will be approximately $75 to $82 million.

•	We continue to expect our full-year 2008 gross margin will be approximately 70% to 73%, subject to quarterly fluctuations based on revenue mix.

•

Depending upon the progress of our clinical and pre-clinical programs, we continue to expect that our research and development expenses for the full year of 2008 will be approximately $34 to $38 million, including stock-based compensation expense, which we continue to estimate will be approximately $0.5 to $1 million.

•

We continue to anticipate that our selling, general, and administrative expenses for the full-year 2008 will be approximately $50 to $54 million, including stock-based compensation expense, which we continue to estimate will be approximately $3.5 to $4.5 million.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, August 7, 2008, at 5:00 PM Eastern Time, to discuss its second quarter 2008 results. To access the live conference call, U.S. and Canadian participants may dial 866-314-5232; international participants may dial 617-213-8052. The access code for the live call is 15676858. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the call is 38201404. This conference call also will be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

About ISTA Pharmaceuticals

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates addressing the $4.7 billion U.S. prescription ophthalmic industry include therapies for inflammation, ocular pain, glaucoma, allergy, and dry eye. The Company currently markets three products and is developing a strong product pipeline to fuel future growth and market share. The Company’s product development and commercialization strategy is to launch a new product every 12 to 18 months, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to ISTA’s 2008 financial guidance, the filing of an sNDA for Xibrom 0.09% as a once-daily treatment for the pain and inflammation associated with cataract surgery, the filing of an NDA for Bepreve in the second half of 2008, the completion of additional T-Pred studies later this year or early 2009, the announcement of ecabet sodium Phase II top-line results, ISTA’s expectation of bringing a new product to market every 12 to 18 months and becoming the leading niche ophthalmic pharmaceutical company are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward- looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2007.

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CONTACT: Vince Anido, 949-788-5311, vanido@istavision.com, Lauren Silvernail, 949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Juliane Snowden, jsnowden@burnsmc.com, or Justin Jackson, jjackson@burnsmc.com, 212-213-0006, of Burns McClellan, for ISTA Pharmaceuticals/

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue
Product sales, net	$17,691	$13,518	$33,145	$23,701
License revenue	70	70	139	139
Total revenue	17,761	13,588	33,284	23,840
Cost of products sold	4,766	3,687	8,955	6,220
Gross profit margin	12,995	9,901	24,329	17,620
Operating expenses:
Research and development	7,472	6,012	17,287	12,565
Selling, general and administrative	13,302	11,967	26,952	24,057
Total operating expenses	20,774	17,979	44,239	36,622
Loss from operations	(7,779)	(8,078)	(19,910)	(19,002)
Interest (expense)/ income, net	(680)	(665)	(1,504)	(1,192)
Net loss	$(8,459)	$(8,743)	$(21,414)	$(20,194)
Net loss per common share, basic and diluted	$(0.26)	$(0.32)	$(0.65)	$(0.76)
Shares used in computing net loss per common share, basic and diluted	33,029	26,935	33,008	26,608

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	June 30, 2008	December 31, 2007
Cash and short-term investments	$21,782	$46,140
Restricted cash	800	2,400
Working capital	(30,409)	32,686
Total assets	48,915	71,716
Total stockholders’ deficit	(20,980)	(1,308)

CONTACT: Vince Anido, Ph.D., +1-949-788-5311, vanido@istavision.com; or Lauren Silvernail,+1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Investors: Juliane Snowden, jsnowden@burnsmc.com, or Shuyi Zhang, szhang@burnsmc.com; or Media: Jason Farber, jfarber@burnsmc.com, or Kristin Faucette, kfaucette@burnsmc.com, all of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals